SUB-ITEM 77C:

	A Special Meeting of Members (the "Meeting") of Grosvenor Registered Multi-Strategy (TI 1) Fund, LLC ( "TI 1 Fund") was held on March 21, 2011 at the offices of the TI 1 Fund, One Bryant Park, 10th Floor, New York, NY 10036. The following proposals were submitted for a vote of the members:

1.	to approve a new Investment Advisory Agreement between the
Grosvenor Registered Multi-Strategy Master Fund and
Grosvenor Capital Management, L.P.; and


             Dollars Voted       % of Voted      % of Total
For         $473,023,041.53       99.862%         98.262%
Against         $655,920.65        0.138%          0.136%
Abstain               $0.00        0.000%          0.000%


2. to elect five persons to serve as Directors of the TI 1 Fund

Nominees        Dollars Voted      % Voted       % of Total

Henry S. Bienen
For           $473,678,962.18      100.000%       98.398%
Withheld                $0.00        0.000%        0.000%
Alan Brott
For           $473,678,962.18      100.000%       98.398%
Withheld                $0.00        0.000%        0.000%
Brian P. Gallagher
For           $473,678,962.18      100.000%       98.398%
Withheld                $0.00        0.000%        0.000%
Victor J. Raskin
For           $473,678,962.18      100.000%       98.398%
Withheld                $0.00        0.000%        0.000%
Thomas G. Yellin
For           $473,678,962.18      100.000%       98.398%
Withheld                $0.00        0.000%        0.000%

	Messrs. Brott and Yellin served as Independent Directors of the TI 1 Fund. Messrs. John C. Hover II, Victor F. Imbimbo, Jr. and Stephen V. Murphy, who served as Independent Directors of the TI 1 Fund, did not stand for election and ceased serving as Directors effective upon the election of Directors at the Meeting.